Exhibit 99.99

Deer Consumer Products, Inc. Reports Solid Growth in Business, On Schedule to Pay Q4 Cash Dividend, Unaware of Any Negative Corporate Development

NEW YORK, December 16, 2011 /PRNewswire/ -- Deer Consumer Products, Inc. (Nasdaq: DEER) (website: http://www.deerinc.com/), a leading provider of “DEER” branded household consumer products to Chinese consumers and a vertically integrated manufacturer of small household and kitchen appliances for global customers, announced today that it has received calls from concerned shareholders regarding the sudden drop in the price of its common stock during the last 30 minutes of trading before market close on December 15, 2011.

Deer believes yesterday’s events relate to and it is aware of the spreading of false market rumors by a distressed online blogger with a recent history of falsifying facts and records against public companies in which he and his network of relationships had short interests. Deer will not hesitate to take immediate action against individuals involved in the manipulation of Deer’s share price and hurting the general public in a classic “short and distort” scheme.

Deer affirms that it is conducting its normal course of business and is not aware of any negative developments within the company or in its operations.

Deer remains on schedule to pay a quarterly cash dividend of $0.05 per share to shareholders of record at the close of business on December 31, 2011. Deer has announced a total cash dividend payment of $0.20 per share for the year 2011.

Deer reported a solid balance sheet for the third quarter ended September 30, 2011, as follows:

$5.12 PER SHARE IN NET ASSETS, STRONG BALANCE SHEET, NO LONG-TERM DEBTS

As of Q3/2011, Deer’s shareholders’ equity increased to approximately $172 million, or $5.12 per share in net assets. Deer had more than $26 million in cash and cash equivalents at the end of the third quarter without any long-term debts. Deer has sufficient cash on hand to meet its liquidity requirements and has no plan to dilute its shareholders.

AFFIRMS 2011 FINANCIAL GUIDANCE

In 2011, Deer anticipates revenues from the high margin China domestic sales to surpass export sales. Deer provides 2011 revenue guidance of between $200 and $220 million, net income guidance of between $35 million and $37 million, and targets EPS (Earnings per Share) between $1.08 and $1.12.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 17-year operating business as well as a strong balance sheet. Operated by Deer’s founders and supported by more than 100 patents, trademarks, copyrights and approximately 2,000 staff, Deer is a leading provider of “DEER” branded consumer products to Chinese consumers and a leading vertically integrated manufacturer of small home and kitchen appliances for global customers. Deer’s product lines include series of small household and kitchen appliances as well as personal care products designed to make modern lifestyles easier and healthier.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer’s filings with the Securities and Exchange Commission.

Corporate Contact:
Helen Wang, President
Deer Consumer Products, Inc.
Tel: 011-86-755-86028300
Email: investors@deerinc.com